Exhibit 10.2
KEYCORP
NON-QUALIFIED GRANT AGREEMENT
Henry L. Meyer III
     By action of the Compensation and Organization Committee (“Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp Amended and Restated 1991 Equity Compensation Plan (“Plan”) on November 15, 2000, you have been granted Non-Qualified Stock Options (the “Options”) effective on such date (the “Option Grant Date”) to purchase 100,000 Common Shares at a price of $22.9375 per share (the “Exercise Price”), which may be exercised, subject to the provisions of the Plan, from time to time, in part or with respect to the full number of Common Shares then remaining subject to the Options, during the period as set forth below and ending November 15, 2010. (Unless otherwise indicated, the capitalized terms used herein shall have the same meaning as set forth in the Plan).
     1. Subject to earlier vesting as provided in Section 2 below, 33,334 Options shall become vested and exercisable on November 15, 2001, 33,333 Options shall become vested and exercisable on November 15, 2002, and 33,333 Options shall become vested and exercisable on November 15, 2003.
     2. The Options shall also vest and become exercisable as of immediately prior to the termination of your employment in all cases except when your employment is terminated for “Cause,” by “Voluntary Resignation within Five Years,” or as a result of death or disability. Upon vesting and becoming exercisable (whether pursuant to the preceding sentence, Section 1 above, or otherwise) the Options shall remain vested and exercisable through November 15, 2010 (as fully as if you continued to be employed through that date) unless your employment was terminated for “Cause” or by “Voluntary Resignation within Five Years.” In the event that your employment is terminated because of death or disability, the provisions of the Plan shall govern the vesting and exercisability of the Options. In the event your employment is terminated for “Cause” or by “Voluntary Resignation within Five Years,” the Options shall: (i) in the case of “Cause,” immediately be forfeited and cease to be exercisable, and (ii) in the case of “Voluntary Resignation within Five Years,” those Options which have not vested shall be terminated and those Options which have vested shall be exercisable pursuant to the provisions of the Plan. The term “Voluntary Resignation within Five Years” means if you voluntarily elect to resign your employment at your own instance without having been requested to so resign by KeyCorp on or before the fifth anniversary date of the Option Grant Date, except that any resignation by you shall not be deemed to be a Voluntary Resignation if (a) you terminate your employment “on grounds of Constructive Termination,” (b) you terminate your employment after a “Change of Control” and receive a severance benefit or continuing compensation under your Employment Agreement (as hereinafter defined), or (c) the Committee otherwise determines that your resignation is not voluntary. The terms “Cause,” “on grounds of Constructive Termination,” and “Change of Control” shall have the meanings given to them in the Employment Agreement, dated as of May 15, 1997, between you and KeyCorp, as heretofore or hereafter amended or restated from time to time (including any employment agreement replacing or superseding such agreement) (herein the “Employment Agreement”).

     3. If, after written notice from KeyCorp, you shall engage in any “Competitive Activity” (as defined in your Employment Agreement) in violation of your Employment Agreement within one year after Employment Termination Date, then any Profits realized upon the exercise of any Option the subject of this Agreement on or after one year prior to the Employment Termination Date shall inure to KeyCorp. If any Profits realized upon the exercise of any Option the subject of this Agreement inure to the benefit of KeyCorp in accordance with the first sentence of this paragraph, you shall pay all such Profits to KeyCorp within 30 days after first engaging in any such Competitive Activity and all unexercised Options the subject of this Agreement shall immediately be forfeited and canceled.
          For purposes of this Agreement:
“Profit” shall mean, with respect to any Option, the positive spread between the Fair Market Value of a Common Share on the date of exercise and the exercise price multiplied by the number of shares exercised under the Option.
     4. If KeyCorp prior to May 15, 2001 enters into a transaction intended to qualify as a pooling of interests for accounting purposes the Options the subject of this Agreement shall become void as if they were never granted in the event that KeyCorp shall receive an opinion from Ernst & Young or advice from the Securities and Exchange Commission that such grant will cause KeyCorp to be unable to account for the transaction as a pooling of interests.
     The Options shall be governed by the terms, conditions, and provisions of the Plan, including, without limitation, Section 11 thereof.
     This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto.

November 15, 2000
Thomas E. Helfrich Executive Vice President
Acceptance
     The undersigned hereby acknowledges receipt of the Plan, agrees to be bound by the foregoing Agreement and agrees and consents to the terms, conditions, and provisions of the Agreement, Plan and the Award evidenced by this Agreement.

Henry L. Meyer III